Exhibit 10.27

AMENDMENT NO. 3
TO THE
EDWARDS LIFESCIENCES TECHNOLOGY SARL
RETIREMENT SAVINGS PLAN

The Edwards Lifesciences Technology Sarl Retirement Savings Plan (the “Plan”) effective January 1, 2011, as amended by Amendment No. 1 executed on June 25, 2013, and Amendment No. 2 executed on February 24, 2017, is hereby further amended as described below, pursuant to the authority set forth in Section 10.1 of the Plan, by the Edwards Lifesciences Corporation Administrative and Investment Committee (the “Committee”):

1. Effective January 1, 2017, Article VI, Section 6.6(e) is hereby amended in its entirety and replaced with the following:

(e) Company Common Stock Fund Trading Restrictions.

(i) Purchases and sales of an interest in the Company Common Stock Fund other than pursuant to a Participant’s periodic salary reduction investment election are subject to the limitations imposed by the Company’s insider trading policy. Those Participants who are deemed to be Section 16(b) officers may have additional restrictions on trading within the Company Common Stock Fund.

(ii) Effective January 1, 2018, Participants are not permitted to elect to invest more than 50% of their ongoing periodic salary deferral investment election (including corresponding Employer Matching Contribution), Discretionary Profit Sharing Contributions and Transition Contributions in the Company Common Stock Fund. The percentage of such election in excess of 50% shall be redirected and invested in the Plan’s default investment option based on such Participant’s age as of the date of the election.

(iii) Effective January 1, 2018, a Participant will not be permitted to invest in the Company Common Stock Fund following a trade of an investment option offered in the Plan if at the time of the proposed investment in the Company Common Stock Fund the value of such Participant’s investment in the Company Common Stock Fund exceeds 50% of the value of his Plan Accounts.”

2. Effective September 20, 2017, Article VII, Section 7.9 is hereby amended by inserting the following as a new paragraph (c) and renaming the current paragraph (c) as paragraph (d) as follows:

(c)	Hurricane Maria Relief Measures adopted pursuant to the Puerto Rico Treasury Department Administrative Determination No. 17-29

(i)Applicable Rules: The Eligible Individual shall complete an application for a distribution due to an extreme economic hardship in the form of a total lump sum or partial payment in cash no later than June 10, 2018 to cover Eligible Expenses. The maximum amount that may be requested for Eligible Expenses shall be $100,000. The first Ten Thousand Dollars ($10,000) distributed as an Eligible Distribution shall be exempt from the payment of Puerto Rico income taxes. Any amount that exceeds Ten Thousand Dollars ($10,000) shall be subject to a tax rate of Ten Percent (10%), which amount shall be withheld at source upon payment of the Eligible Distribution to the Eligible Individual.

More than one (1) Eligible Distribution may be requested by an Eligible Individual during the Eligibility Period not to exceed One Hundred Thousand Dollars ($100,000) in total. In addition to completing the application, the Eligible Individual must submit, by personal delivery, mail or electronically, to the Company a sworn statement that includes the following information:

1.Name and mailing address of the Eligible Individual;

2.Physical address of the principal residence of the Eligible Individual as of the date of the request for an Eligible Distribution;

3.A certification that the:

•	Eligible Individual is a resident of Puerto Rico and will continue to be a resident of Puerto Rico in 2017 and 2018;

•	Eligible Distribution requested does not exceed the limit of $100,000, and,

•	Eligible Distribution will be used to cover

▪	Losses resulting from Hurricane Maria;

▪	Extraordinary expenses incurred to cover basic needs after Hurricane Maria; or

▪	To compensate for unearned income after Hurricane Maria

•
Eligible Individual has not received Eligible Distributions from other retirement plans qualified under section 1081.01 of the Puerto Rico Internal Revenue Code of 2011, as amended (the “PR Code”). The date and amount of any Eligible Distribution previously received must be included;

•
Eligible Individual has not received Eligible Distributions exempt from income tax withholding. The date and amount of any Eligible Distributions exempt from income tax withholding must be included; and

•	Eligible Individual assumes responsibility for the payment of any tax on the Eligible Distribution in the event the payment is disqualified.

The Twelve (12) month suspension period on employee contributions generally applicable after a hardship withdrawal shall not apply. Therefore, an Eligible Individual may receive an Eligible Distribution from the Plan without having to reduce or halt contributions into the Plan.

(ii)	Definitions:

“Eligible Individual” means a Participant who is considered a resident of Puerto Rico during the taxable years 2017 and 2018, as defined in PR Code Section 1010.01(a)(30).

“Eligible Expenses” mean all expenses incurred by a Participant or his or her spouse, descendants (e.g., children) or ascendants (e.g., parents) to cover the (a) losses or damages caused by Hurricane Maria in Puerto Rico, and, (b) extraordinary and unforeseeable expenses to cover basic needs after Hurricane Maria. Eligible Expenses include, but are not limited to, expenses incurred during the recovery period after Hurricane Maria for the repair of damages to a residence or motor vehicle, medical expenses, replacement or repair of personal property, purchase of food and fuel, purchase and/or repair of power generators or lodging and food expenses resulting from the total or partial destruction of the principal residence caused by Hurricane Maria. A detailed list of the expenses or losses incurred because of Hurricane Maria is not required.

“Eligible Distributions” mean payments or cash distributions made from the Plan during the period between September 20, 2017 to June 30, 2018 that have been requested by an Eligible Individual to cover Eligible Expenses. Annuities or periodic payments shall not qualify as Eligible Distributions.

“Eligibility Period” means the period between September 20, 2017 to June 30, 2018. Distributions must have occurred within the Eligibility Period to qualify as an Eligible Distribution. Distributions paid after the Eligibility Period will not qualify as an Eligible Distribution even if the process commenced before the end of such Eligible Period. Notwithstanding the foregoing, Eligible Expenses may be incurred after the Eligibility Period ends.

(d)    Any application for a distribution under this Section will be deemed to be a consent by the Participant to the distribution.

IN WITNESS WHEREOF, the Committee has caused this Amendment No. 3 to be executed by an authorized representative on the 14th day of February of 2018.

EDWARDS LIFESCIENCES CORPORATION
ADMINISTRATIVE AND INVESTMENT COMMITTEE

By:     /s/ Christine Z. McCauley
Christine Z. McCauley, Chairperson